Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Professional Diversity Network, Inc. on Amendment No.1 to  Form S-3 (File No. 333-201341) of our report dated March 27, 2014, with respect to our audits of the financial statements of Professional Diversity Network, Inc. as of December 31, 2013 and 2012 and for the years then ended appearing in the Annual Report on Form 10-K of Professional Diversity Network, Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
February 6, 2015